Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report on the December 31, 2015 and 2014 financial statements of Greater Media, Inc. and Subsidiaries included in this Current Report on Form 8-K, into the Registration Statements on Form S-8 (File Nos. 333-145455, 333-115930, and 333-40806) of Beasley Broadcast Group, Inc.

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey

November 4, 2016